EXHIBIT 23

We hereby consent to the use of our report dated May 1, 2017, with respect to the consolidated financial statements of Lifestyle Medical Network Inc. for the fiscal year ended December 31, 2016 in the filing of the Annual Report on Form 10-K of  Lifestyle Medical Network Inc. for its fiscal year ended December 31, 2017.

/s/ SADLER, GIBB & ASSOCIATES LLC
Sadler, Gibb & Associates LLC

Dated: June 14, 2018